ARTICLES OF INCORPORATION
                                       OF
                               JMW ACQUISITION CO.

         We, the undersigned natural persons, over the age of twenty-one (21) years, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation.
                                    ARTICLE I

         The name of the corporation is JMW ACQUISITION CO.

                                   ARTICLE II

         The period of its duration is perpetual.

                                   ARTICLE III

         The purpose or purposes for which the Corporation is organized are:

         A. To engage in the business of the research, development, manufacture and sale of medical devices, products or drugs, and to engage in and acquire other businesses or companies related thereto or to the science of medicine or the other biological sciences.
         B. To lease, buy, and hold, to sell, mortgage, exchange, assign, and otherwise dispose of, to improve, manage, contain, conserve and operate and generally to trade and deal in and with as principal or agent, and otherwise acquire, invest in or hold, improved and unimproved real and personal property in the United States and any foreign country; and to do all things related thereto, including, but not limited to, becoming a limited or general partner or venturer in undertakings of all types;
         C. In addition to the foregoing purposes, the Corporation may engage in any and all other lawful acts that, presently or in the future, may legally be performed by a corporation organized under the laws of the State of Utah.

                                   ARTICLE IV

         The aggregate number of shares which the Corporation shall have authority to issue shall be 1,000,000 common shares, par value $.01 per share; 400,000 voting preferred shares, par value $.10 per share; and 100,000 non-voting preferred shares, par value $.10 per share, for a total capitalization of $60,000. Each common share and voting preferred share shall have equal voting rights. Fully paid shares of the Corporation shall not be liable for any further call or assessment.
         The preferred shares may be issued from time to time in one or more series and with such serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such shares adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly vested with authority to fix the number of shares constituting such series and to fix and determine the relative rights and preferences of the shares of any series so established to the full extent permitted by ss. 16-10-15, Utah Code Annotated, or by any successor statute.
         All preferred shares shall be identical and of equal rank except as to voting rights as provided herein and as to terms which may be specified by the Board of Directors pursuant to the provisions of the preceding paragraph. All preferred shares of any one series shall be identical and of equal rank except that shares of any one series issued at different times may differ as to dates from which dividends thereon shall accrue and be cumulative.
         The Board of Directors is also expressly vested with authority to amend any of the provisions of any resolution or resolutions providing for the issue of any series of preferred shares, subject to any class voting rights of the holders of any series of preferred shares contained in the resolution or resolutions providing for the issue of such series and subject to the requirements of the laws of the State of Utah.
         Subject to the preferences and other rights of the preferred shares as fixed in these Articles of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of such preferred shares, dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, after payment to the holders of the preferred shares of the amount to which they are entitled under these Articles of Incorporation or pursuant to the resolution or resolutions of the Board of Directors providing for the issue of such preferred shares, the holders of the common shares shall be entitled to share ratably in all assets then remaining for distribution to the shareholders.

                                    ARTICLE V

         The Corporation will not commence business until consideration of the value of at least $1,000 has been received from the issuance of shares.

                                   ARTICLE VI

         The Corporation shall have a minimum of three and a maximum of seven directors as shall be set by the Bylaws of the Corporation. Until their successors are duly elected and qualified, the original directors shall be the following:
        Stephen C. Jacobsen                       274 South 1200 East
                                                  Salt Lake City, Utah 84102

        W. Edward Massey                          173 Spring Valley Road
                                                  Ridgefield, Connecticut 06877

        Thomas A. Wiita                           1005 South 300 West
                                                  Salt Lake City, Utah 84101

                                   ARTICLE VII

         A. The Corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and also to the extent of its unreserved and unrestricted capital surplus.
         B. The Board of Directors of the Corporation may designate such committee or committees as it determines in accordance with law to exercise such authority as the Board of Directors shall delegate in the resolution designating such committee or committees.
         C. The shareholders shall not have preemptive rights to acquire additional securities of the Corporation; or cumulative voting rights at any election of the directors of the Corporation.

                                  ARTICLE VIII

         The initial registered agent of the Corporation shall be Stephen C. Jacobsen, and the address of the initial registered office of the Corporation shall be 274 South 1200 East, Salt Lake City, Utah 84102.

                                   ARTICLE IX

         The incorporators of the Corporation are the following:

        J. Gordon Hansen                          50 West Broadway, Suite 600
                                                  Salt Lake City, Utah 84101

        Stephen C. Jacobsen                       274 South 1200 East
                                                  Salt Lake City, Utah 84102

        Helen L. Neer                             50 West Broadway, Suite 600
                                                  Salt Lake City, Utah 84101

                                    ARTICLE X

         The Corporation shall indemnify its officers, directors, agents, and other persons against liabilities incurred by them that result from their acts that are performed in furtherance of the business of the Corporation to the full extent now or hereafter permitted by the laws of the State of Utah.

         IN WITNESS WHEREOF, the above-named incorporators have executed these Articles of Incorporation this 29th day of July, 1985.

                                    /s/ J. Gordon Hansen
                                    J. Gordon Hansen, as Incorporator


                                    /s/ Stephen C. Jacobsen
                                    Stephen C. Jacobsen, as Incorporator
                                    and Initial Registered Agent

                                    /s/ Helen L. Neer
                                    Helen L. Neer, as Incorporator


STATE OF UTAH              )
                                    )  ss.
COUNTY OF SALT LAKE        )

         I, a Notary Public, hereby certify that on the 26th day of August, 1985, personally appeared before me J. Gordon Hansen, Stephen C. Jacobsen, and Helen N. Neer, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing Articles of Incorporation as incorporators and the statements therein contained are true.


                                             /s/ Margie H. Stephens
                                             Residing in Salt Lake County, Utah
My Commission Expires:
June 4, 1989